Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Melissa Napier	Sara Matheu
(847) 720-2767	(847) 720-2392
Melissa.Napier@usfoods.com	Sara.Matheu@usfoods.com

US Foods Reports Second Quarter Fiscal 2019 Earnings

ROSEMONT, Ill. (BUSINESS WIRE) August 6, 2019 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for the second quarter of fiscal 2019.

Second Quarter Fiscal 2019 Highlights

•	Total case volume increased 1.7%; independent restaurant case volume increased 4.8%

•	Net sales increased 4.6% to $6.4 billion

•	Gross profit increased 2.5% to $1.1 billion

•	Income before income taxes decreased $7 million to $154 million

•	Net income decreased $10 million to $116 million

•	Adjusted EBITDA increased 6.7% to $320 million

•	Diluted EPS decreased 8.6% to $0.53; Adjusted Diluted EPS increased 12.3% to $0.64

Six Month Fiscal 2019 Highlights

•	Total case volume increased 1.6%; independent restaurant case volume increased 5.2%

•	Net sales increased 4.1% to $12.5 billion

•	Gross profit increased 4.2% to $2.2 billion

•	Income before income taxes increased $21 million to $245 million

•	Net income decreased $6 million to $187 million

•	Adjusted EBITDA increased 5.5% to $552 million

•	Diluted EPS decreased 4.5% to $0.85; Adjusted Diluted EPS increased 9.8% to $1.01

CEO Perspective
“Our business performance continued to improve with second quarter Adjusted EBITDA growth of 6.7%, double-digit Adjusted Diluted EPS growth of 12.3%, and continued expansion of operating leverage per case,” said Chairman and CEO Pietro Satriano. “Total case growth also improved, thanks to strong performance with independent restaurants and improved growth with healthcare and hospitality customers. Our service platform continues to get stronger and we are confident in achieving our financial guidance for the year."

Second Quarter Fiscal 2019 Results
Total case volume increased 1.7% from the prior year while independent restaurant case volume increased 4.8%, all on an organic basis. Net sales of $6.4 billion for the quarter increased 4.6% from the prior year, due to the increase in case volume and year-over-year inflation in multiple product categories, including grocery, poultry and produce.

Gross profit of $1.1 billion increased $28 million, or 2.5%, from the prior year, primarily driven by margin expansion initiatives and an increase in case volume, which were partially offset by an unfavorable year-over-year change in the last-in, first-out (LIFO) reserve. Gross profit as a percentage of Net sales was 17.7%. Adjusted Gross profit was $1.2 billion, a 4.8% increase from the prior year, driven by margin expansion initiatives and an increase in case volume. Adjusted Gross profit as a percentage of Net sales was 17.9%.

Operating expenses were $948 million, an increase of 4.4% from the prior year. The increase was primarily driven by higher wage costs, acquisition-related costs and depreciation expense, which were partially offset by the positive impact of expense control initiatives. Adjusted Operating expenses for the quarter were $838 million, a 4.0% increase from the prior year, driven by higher wage and distribution costs.

Income before income taxes was $154 million, a $7 million decrease from the prior year.

Net income for the quarter was $116 million, down $10 million from the prior year, primarily driven by an unfavorable year-over-year change in the LIFO reserve and higher Operating expenses, which were partially offset by an increase in Gross profit as discussed above. Adjusted EBITDA was $320 million, an increase of $20 million, or 6.7%, compared to the prior year. Diluted EPS decreased 8.6% to $0.53 and Adjusted Diluted EPS increased 12.3% to $0.64.

Six Month Fiscal 2019 Results
Total case volume increased 1.6% from the prior year while independent restaurant case volume increased 5.2%, all on an organic basis. Net sales of $12.5 billion for the first six months of fiscal 2019 increased 4.1% from the prior year, due to the increase in case volume and year-over-year inflation in multiple product categories, including grocery, poultry and produce.

Gross profit of $2.2 billion increased $88 million, or 4.2%, from the prior year, primarily driven by margin expansion initiatives and an increase in case volume. Gross profit as a percentage of Net sales was 17.6%. Adjusted Gross profit was $2.2 billion, a 4.4% increase from the prior year, driven by margin expansion initiatives and an increase in case volume. Adjusted Gross profit as a percentage of Net sales was 17.7%.

Operating expenses were $1.9 billion, an increase of 4.0% from the prior year. The increase was primarily driven by higher wage, distribution and acquisition-related costs, which were partially offset by the positive impact of expense control initiatives. Adjusted Operating expenses for the quarter were $1.7 billion, a 3.8% increase from the prior year, driven by higher wage and distribution costs.

Income before income taxes was $245 million, a $21 million increase from the prior year.

Net income for the first six months of fiscal 2019 was $187 million, down $6 million from the prior year, primarily driven by higher income taxes and Operating expenses, which were partially offset by an increase in Gross profit as discussed above. Adjusted EBITDA was $552 million, an increase of $29 million, or 5.5%, compared to the prior year. Diluted EPS decreased 4.5% to $0.85 and Adjusted Diluted EPS increased 9.8% to $1.01.

Cash Flow and Capital Transactions
Net cash provided by operating activities for the first six months of fiscal 2019 was $394 million, an increase of $83 million from the prior year primarily driven by $70 million of prior year defined benefit pension plan contributions which did not reoccur in the current year. Cash capital expenditures for the first six months of fiscal 2019 totaled $110 million, compared to $117 million in the prior year.

Net Debt at the end of the second quarter of fiscal 2019 was $3.1 billion, a decrease of $244 million versus the end of fiscal 2018. The ratio of Net Debt to Adjusted EBITDA was 2.7x at the end of the second quarter of fiscal 2019, compared to 3.0x at the end of fiscal 2018.

Outlook for Full Year Fiscal 2019
The company is reiterating its previously provided full year fiscal 2019 guidance. The company expects the acquisition of Services Group of America's Food Group of Companies to close in September.

Conference Call and Webcast Information
US Foods' second quarter fiscal 2019 earnings call will be broadcast live via the internet on August 6, 2019 at 9:00 a.m. CDT. The call can also be accessed live over the phone by dialing (844) 292-0976; the conference ID number is 1674789. The presentation slides reviewed during the webcast will be available shortly before that time. The webcast, slides, and a copy of this press release can be found in the Investor Relations section of our website at https://ir.usfoods.com.

About US Foods
US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 restaurants and foodservice operators to help their businesses succeed. With 25,000 employees and more than 60 locations, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill., and generates more than $24 billion in annual revenue. Visit www.usfoods.com to learn more.

Forward-Looking Statements
Statements in this press release which are not historical in nature are “forward-looking statements” within the meaning of the federal securities laws. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions, and expected future developments. However, you should understand that these statements are not guarantees of performance or results and there are a number of risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others: cost inflation/deflation and commodity volatility; competition; reliance on third party suppliers; interruption of product supply or increases in product costs; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain sales to independent restaurants; effective consummation and integration of acquisitions; achievement of expected benefits from cost savings initiatives; increases in fuel costs; economic factors affecting consumer confidence and discretionary spending; changes in consumer eating habits; our reputation in the industry; labor relations and costs; access to qualified and diverse labor; cost and pricing structures; changes in tax laws and regulations and resolution of tax disputes; environmental, health and safety and other governmental regulation; product liability claims; adverse judgments or settlements resulting from litigation; disruptions of existing technologies and implementation of new technologies; cybersecurity incidents; management of retirement benefits and pension obligations; extreme weather conditions, natural disasters and other catastrophic events; risks associated with intellectual property, including potential infringement; indebtedness and restrictions under agreements governing indebtedness; potential interest rate increases; and factors relating to the ownership of our common stock. With respect to the contemplated acquisition of SGA’s Food Group of Companies, these forward-looking statements include, but are not limited to, financial estimates, statements as to the completion and benefits or effects of the proposed acquisition, including financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Among the risks, uncertainties and other factors that could cause actual results to differ from those expressed in these forward-looking statements are: (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the purchase agreement; (2) the risk that the necessary regulatory approvals may not be obtained as a result of conditions that are not anticipated; (3) risks that any of the closing conditions to the acquisition may not be satisfied in a timely manner; (4) failure to realize the benefits of the acquisition; (5) the effect of the announcement of the acquisition on the ability of SGA’s Food Group of Companies to retain customers, retain and hire key personnel and maintain relationships with suppliers, as well as on their operating results and businesses generally; and (6) potential litigation in connection with the acquisition.

For a detailed discussion of these risks, uncertainties and other factors, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018, which was filed with the Securities and Exchange Commission on February 14, 2019. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements.

Non-GAAP Financial Measures
We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net income and Adjusted Diluted EPS are non-GAAP financial measures regarding our operational performance and liquidity. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses as supplemental measures to GAAP measures to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of the LIFO inventory reserve changes. Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance, as well other items specified in the agreements governing our indebtedness.

We believe EBITDA and Adjusted EBITDA provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. EBITDA is Net income, plus Interest expense-net, Income tax (benefit)/provision, and Depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for (1) Restructuring costs and Tangible asset impairments; (2) Share-based compensation expense; (3) the non-cash impact of LIFO reserve adjustments; (4) Business transformation costs; and (5) other gains, losses or charges as specified in the agreements governing our indebtedness.

We use Net Debt as a supplemental measure to GAAP measures to review the liquidity of our operations. Net Debt is defined as total debt net of total Cash, cash equivalents and restricted cash remaining on the balance sheet as of the end of the most recent fiscal quarter. We believe that Net Debt is a useful financial metric to assess our ability to pursue business opportunities and investments. Net Debt is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash Flows Provided by Operations or Cash Flows Used in Financing Activities.

We believe that Adjusted Net income is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, amortization, interest expense, and Income taxes on a consistent basis from period to period. Adjusted Net income is Net income excluding such items as Restructuring benefits and costs, tangible asset impairments, Share-based compensation expense, the non-cash impacts of LIFO reserve adjustments, Business transformation costs (costs associated with the redesign of systems and processes), and other items, and adjusted for the tax effect of the exclusions and discrete tax items. We believe that Adjusted Net income may be used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.

We use Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. We believe the presentation of Adjusted Diluted Earnings per Share is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance. We also believe that the presentation of Adjusted EBITDA and Adjusted Diluted Earnings per Share is useful to investors because these metrics may be used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used in connection with certain covenants and restricted activities under the agreements governing our indebtedness. We also believe these and similar non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We caution readers that our definitions of Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net income and Adjusted Diluted EPS may not be calculated in the same manner as similar measures used by other companies. Definitions and reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release. We have not, however, provided a reconciliation of our full fiscal 2019 Adjusted EBITDA or Adjusted Diluted EPS outlook because we are not able to accurately estimate all the adjustments on a forward-looking basis and such items could have a significant impact on our GAAP financial results as a result of their variability.

Source: US Foods
###

US FOODS HOLDING CORP.
Consolidated Balance Sheets
(Unaudited)

($ in millions)	June 29, 2019	December 29, 2018

ASSETS
Current assets
Cash and cash equivalents	$96	$104
Accounts receivable, less allowances of $28 and $29	1,391	1,347
Vendor receivables, less allowances of $3 and $3	170	106
Inventories—net	1,277	1,279
Prepaid expenses	94	106
Assets held for sale	1	7
Other current assets	13	30
Total current assets	3,042	2,979
Property and equipment—net	1,836	1,842
Goodwill	3,967	3,967
Other intangibles—net	304	324
Deferred tax assets	6	7
Other assets	184	67
Total assets	$9,339	$9,186

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Cash overdraft liability	$139	$157
Accounts payable	1,535	1,359
Accrued expenses and other current liabilities	438	454
Current portion of long-term debt	104	106
Total current liabilities	2,216	2,076
Long term debt	3,101	3,351
Deferred tax liabilities	286	298
Other long-term liabilities	301	232
Total liabilities	5,904	5,957
Shareholders' equity:
Common stock	2	2
Additional paid-in capital	2,811	2,780
Retained earnings	718	531
Accumulated other comprehensive loss	(96)	(84)
Total shareholders’ equity	3,435	3,229
Total liabilities and shareholders' equity	$9,339	$9,186

US FOODS HOLDING CORP.
Consolidated Statements of Operations
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
($ in millions, except share and per share data) *	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Net sales	$6,443	$6,158	$12,474	$11,981
Cost of goods sold	5,301	5,044	10,280	9,875
Gross profit	1,142	1,114	2,194	2,106
Distribution, selling and administrative costs	948	909	1,869	1,796
Restructuring (benefits) costs	—	(1)	—	1
Total operating expenses	948	908	1,869	1,797
Operating income	194	206	325	309
Other income—net	(2)	(3)	(4)	(6)
Interest expense—net	42	48	84	91
Income before income taxes	154	161	245	224
Income tax provision	38	35	58	31
Net income	$116	$126	$187	$193
Net income per share
Basic	$0.53	$0.58	$0.86	$0.90
Diluted	$0.53	$0.58	$0.85	$0.89
Weighted-average common shares outstanding
Basic	217,899,746	215,827,074	217,567,074	215,453,656
Diluted	219,251,258	217,770,313	219,018,572	217,491,267

(*) Prior year amounts may have been rounded to conform with the current year presentation.

US FOODS HOLDING CORP.
Consolidated Statements of Cash Flows
(Unaudited)

	26 Weeks Ended
($ in millions) *	June 29, 2019	June 30, 2018
Cash flows from operating activities:
Net income	$187	$193
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	173	165
Gain on disposal of property and equipment—net	(1)	(1)
Amortization of deferred financing costs	2	5
Deferred tax (benefit) provision	(7)	38
Share-based compensation expense	15	17
Provision for doubtful accounts	10	9
Changes in operating assets and liabilities:
Increase in receivables	(118)	(98)
Decrease in inventories—net	2	—
Decrease (increase) in prepaid expenses and other assets	1	(19)
Increase in accounts payable and cash overdraft liability	164	175
Decrease in accrued expenses and other liabilities	(34)	(173)
Net cash provided by operating activities	394	311
Cash flows from investing activities:
Acquisition of businesses—net of cash	—	(1)
Proceeds from sales of property and equipment	8	2
Purchases of property and equipment	(110)	(117)
Net cash used in investing activities	(102)	(116)
Cash flows from financing activities:
Proceeds from debt borrowings	2,006	2,151
Principal payments on debt and financing leases	(2,318)	(2,383)
Contingent consideration paid for business acquisitions	—	(2)
Payment for debt financing costs and fees	(4)	(1)
Proceeds from employee stock purchase plan	10	10
Proceeds from exercise of stock options	11	16
Tax withholding payments for net share-settled equity awards	(5)	(5)
Net cash used in financing activities	(300)	(214)
Net decrease in cash, cash equivalents and restricted cash	(8)	(19)
Cash, cash equivalents and restricted cash—beginning of period (1)	105	119
Cash, cash equivalents and restricted cash—end of period(1)	$97	$100
Supplemental disclosures of cash flow information:
Interest paid, net of amounts capitalized	$90	$88
Income taxes paid—net	73	42
Property and equipment purchases included in accounts payable	19	13
Leased assets obtained in exchange for financing lease liabilities	57	68
Leased assets obtained in exchange for operating lease liabilities	2	—
Cashless exercise of stock options	1	1
(*) Prior year amounts may have been rounded to conform with the current year presentation.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	13 Weeks Ended
($ in millions, except share and per share data) *	June 29, 2019	June 30, 2018	Change	%
Net income (GAAP)	$116	$126	$(10)	(7.9)%
Interest expense—net	42	48	(6)	(12.5)%
Income tax provision	38	35	3	8.6%
Depreciation and amortization expense	91	84	7	8.3%
EBITDA (Non-GAAP)	287	293	(6)	(2.0)%
Adjustments:
Restructuring benefits (1)	—	(1)	1	(100.0)%
Share-based compensation expense (2)	9	10	(1)	(10.0)%
LIFO reserve change (3)	14	(11)	25	(227.3)%
Business transformation costs (4)	2	7	(5)	(71.4)%
SGA acquisition-related costs and other (5)	8	2	6	NM
Adjusted EBITDA (Non-GAAP)	320	300	20	6.7%
Depreciation and amortization expense	(91)	(84)	(7)	8.3%
Interest expense—net	(42)	(48)	6	(12.5)%
Income tax provision, as adjusted (6)	(47)	(44)	(3)	6.8%
Adjusted Net income (Non-GAAP)	$140	$124	$16	12.9%

Diluted EPS (GAAP)	$0.53	$0.58	$(0.05)	(8.6)%
Restructuring benefits (1)	—	—	—	NM
Share-based compensation expense (2)	0.04	0.05	(0.01)	(20.0)%
LIFO reserve change (3)	0.06	(0.05)	0.11	(220.0)%
Business transformation costs (4)	0.01	0.03	(0.02)	(66.7)%
SGA acquisition-related costs and other (5)	0.04	0.01	0.03	NM
Income tax impact of adjustments (6)	(0.04)	(0.05)	0.01	(20.0)%
Adjusted Diluted EPS (Non-GAAP)	$0.64	$0.57	$0.07	12.3%

Weighted-average diluted shares outstanding (GAAP)	219,251,258	217,770,313

Gross profit (GAAP)	$1,142	$1,114	$28	2.5%
LIFO reserve change (3)	14	(11)	25	(227.3)%
Adjusted Gross profit (Non-GAAP)	$1,156	$1,103	$53	4.8%

Operating expenses (GAAP)	$948	$908	$40	4.4%
Depreciation and amortization expense	(91)	(84)	(7)	8.3%
Restructuring benefits (1)	—	1	(1)	(100.0)%
Share-based compensation expense (2)	(9)	(10)	1	(10.0)%
Business transformation costs (4)	(2)	(7)	5	(71.4)%
SGA acquisition-related costs and other (5)	(8)	(2)	(6)	NM
Adjusted Operating expenses (Non-GAAP)	$838	$806	$32	4.0%
(*) Prior year amounts may have been rounded to conform with the current year presentation.
NM - Not Meaningful

(1)	Consists primarily of severance and related costs and organizational realignment costs.

(2)	Share-based compensation expense for stock and option awards and discounts provided under employee stock purchase plan.

(3)	Represents the non-cash impact of LIFO reserve adjustments.

(4)	Consists primarily of costs related to significant process and systems redesign across multiple functions.

(5)	Other includes gains, losses or charges as specified under the agreements governing our indebtedness. The 2019 balance primarily consists of acquisition-related costs.

(6)
Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income is computed using a corporate tax rate after considering the impact of permanent differences and valuation allowances.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	26 Weeks Ended
($ in millions, except share and per share data) *	June 29, 2019	June 30, 2018	Change	%
Net income (GAAP)	$187	$193	$(6)	(3.1)%
Interest expense—net	84	91	(7)	(7.7)%
Income tax provision	58	31	27	87.1%
Depreciation and amortization expense	173	165	8	4.8%
EBITDA (Non-GAAP)	502	480	22	4.6%
Adjustments:
Restructuring costs (1)	—	1	(1)	(100.0)%
Share-based compensation expense (2)	15	17	(2)	(11.8)%
LIFO reserve change (3)	12	8	4	50.0%
Business transformation costs (4)	3	15	(12)	(80.0)%
SGA acquisition-related costs and other (5)	20	2	18	NM
Adjusted EBITDA (Non-GAAP)	552	523	29	5.5%
Depreciation and amortization expense	(173)	(165)	(8)	4.8%
Interest expense—net	(84)	(91)	7	(7.7)%
Income tax provision, as adjusted (6)	(75)	(68)	(7)	10.3%
Adjusted Net income (Non-GAAP)	$220	$199	$21	10.6%

Diluted EPS (GAAP)	$0.85	$0.89	$(0.04)	(4.5)%
Restructuring costs (1)	—	—	—	NM
Share-based compensation expense (2)	0.07	0.08	(0.01)	(12.5)%
LIFO reserve change (3)	0.05	0.04	0.01	25.0%
Business transformation costs (4)	0.01	0.07	(0.06)	(85.7)%
SGA acquisition-related costs and other (5)	0.09	0.01	0.08	NM
Income tax impact of adjustments (6)	(0.06)	(0.17)	0.11	(64.7)%
Adjusted Diluted EPS (Non-GAAP)	$1.01	$0.92	$0.09	9.8%

Weighted-average diluted shares outstanding (GAAP)	219,018,572	217,491,267

Gross profit (GAAP)	$2,194	$2,106	$88	4.2%
LIFO reserve change (3)	12	8	4	50.0%
Adjusted Gross profit (Non-GAAP)	$2,206	$2,114	$92	4.4%

Operating expenses (GAAP)	$1,869	$1,797	$72	4.0%
Depreciation and amortization expense	(173)	(165)	(8)	4.8%
Restructuring costs (1)	—	(1)	1	(100.0)%
Share-based compensation expense (2)	(15)	(17)	2	(11.8)%
Business transformation costs (4)	(3)	(15)	12	(80.0)%
SGA acquisition-related costs and other (5)	(20)	(2)	(18)	NM
Adjusted Operating expenses (Non-GAAP)	$1,658	$1,597	$61	3.8%
(*) Prior year amounts may have been rounded to conform with the current year presentation.
NM - Not Meaningful

(1)	Consists primarily of severance and related costs and organizational realignment costs.

(2)	Share-based compensation expense for stock and option awards and discounts provided under employee stock purchase plan.

(3)	Represents the non-cash impact of LIFO reserve adjustments.

(4)	Consists primarily of costs related to significant process and systems redesign across multiple functions.

(5)	Other includes gains, losses or charges as specified under the agreements governing our indebtedness. The 2019 balance primarily consists of acquisition-related costs.

(6)
Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income is computed using a corporate tax rate after considering the impact of permanent differences and valuation allowances.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
Net Debt and Net Leverage Ratios

($ in millions, except ratios)	June 29, 2019	December 29, 2018	June 30, 2018
Total Debt (GAAP)	$3,205	$3,457	$3,599
Cash, cash equivalents and restricted cash	(97)	(105)	(100)
Net Debt (Non-GAAP)	$3,108	$3,352	$3,499
Adjusted EBITDA (1)	$1,132	$1,103	$1,080
Net Leverage Ratio (2)	2.7	3.0	3.2

(1) Trailing Twelve Months Adjusted EBITDA
(2) Net Debt/TTM Adjusted EBITDA